UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 10, 2012

Commission File Number:  001-35522

First PacTrust Bancorp, Inc.
(Exact name of small business issuer as specified in its charter)

Maryland
(State or other jurisdiction of incorporation or organization)
04-3639825
(IRS Employer Identification No.)

18500 Von Karman Ave, Suite 1100, Irvine, California 92612
(Address of principal executive offices)

949-236-5211
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01 Changes in Registrant's Certifying Accountant.

On December 10, 2012, First PacTrust Bancorp, Inc. (the "Company") engaged KPMG LLP, and dismissed Crowe Horwath LLP, as the principal accountant to audit the Company's consolidated financial statements. The decision to change accountants was approved by the Audit Committee of the Company's Board of Directors.

The reports of Crowe Horwath LLP on the consolidated financial statements of the Company as of and for the years ended December 31, 2011 and 2010 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2011 and 2010 and from January 1, 2012 through December 10, 2012: (i) there were no disagreements with Crowe Horwath LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Crowe Horwath LLP, would have caused Crowe Horwath LLP to make reference to the subject matter of the disagreements in connection with its reports; and (ii) there were no "reportable events," as that term is defined in Item 304(a)(1)(v) of Regulation S-K of the Securities and Exchange Commission.

The Company requested that Crowe Horwath LLP furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether Crowe Horwath LLP agrees with the statements made in this Form 8-K and, if not, stating the respects in which it does not agree. After the Company receives this letter, it will be filed as an exhibit to an amendment to this Current Report on Form 8-K.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Lonny D. Robinson, Executive Vice President and Chief Financial Officer of Pacific Trust Bank, the wholly-owned banking subsidiary of First PacTrust Bancorp, Inc. (the "Company"), was appointed to serve as the Company's Principal Accounting Officer, effective as of December 11, 2012, replacing Regan Lauer in that role. Ms. Lauer will continue to serve as Senior Vice President and Controller.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First PacTrust Bancorp, Inc.

Date:   December 11, 2012
By:	/s/ RIchard Herrin

Name: RIchard Herrin
Title: Executive Vice President, Chief Administrative Officer and Corporate Secretary